Exhibit 99.1

1000 S. 2nd Street Sunbury, Pennsylvania 17801 Phone 570-286-3636 Fax 570-286-3692

News Release

Contact: Dennis V. Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 286-3636	October 26, 2012
E-Mail: Dcurtin@weismarkets.com	Twitter: @WMKSpokesman

WEIS MARKETS REPORTS THIRD QUARTER RESULTS

(Sunbury, PA) - Weis Markets Inc., (NYSE:WMK) today reported its third quarter net income increased 1.2% to $17.2 million while its earnings per share increased 1.6% to $0.64 per share compared to the same period in 2011.

During the thirteen week period ending September 29, 2012, the Company's operating income increased 1.3% to $26.5 million. For the period, the Company's sales decreased 1.5% to $668.4 million while comparable stores decreased 1.7%.

The Company said its net income and operating income increases were the result of its continuing focus on disciplined promotions and marketing, increased store-level productivity, improved operational and supply chain efficiencies and a decrease in depreciation expenses due to its change of depreciation methods from accelerated to straight-line.

While the Company's overall market share remained stable, it attributed its sales results to an unfavorable year over year comparison. In September 2011, a majority of its stores located in Pennsylvania and New York counties were impacted by flooding due to Hurricanes Irene and Lee, resulting in emergency sales surges throughout these areas.

Compared to the same period in 2011, the Company's third quarter sales were also impacted by a $4.5 million decline in pharmacy sales due to the conversion of brand drugs to generic. As part of its strategy to offset this decline, the Company has expanded its immunization programs.

The Company's sales were also impacted by cautious consumer spending due to high unemployment in Northeastern Pennsylvania, New York's Southern Tier and parts of Central Pennsylvania along with higher gas prices throughout its five state market area.

Year to Date
For the 39 week period ending September 29, the Company's sales totaled $2.01 billion, down 0.4% while comparable store sales decreased 0.2%. For the same period, the Company's net income increased 7.3% to $60.4 million while year to date earnings per share increased 7.7% to $2.25 per share. Year to date operating income increased 7.1% to $92.2 million.

ABOUT WEIS MARKETS
Weis Markets operates 162 stores in Pennsylvania, Maryland, New York, New Jersey and West Virginia. For more information on Weis Markets, please visit: www.weismarkets.com or go to www.facebook.com/WeisMarkets and like our page.

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In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF UNAUDITED SALES & EARNINGS

Third Quarter - 2012

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	September 29, 2012	September 24, 2011	(Decrease)
Net Sales	$668,391,000	$678,612,000	(1.5)%
Income Before Taxes	27,231,000	26,361,000	3.3%
Provision for Income Taxes	10,053,000	9,379,000	7.2%
Net Income	$17,178,000	$16,982,000	1.2%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.64	$0.63	$0.01

	39 Week	39 Week
	Period Ended	Period Ended	Increase
	September 29, 2012	September 24, 2012	(Decrease)
Net Sales	$2,007,097,000	$2,014,726,000	(0.4)%
Income Before Taxes	95,602,000	88,345,000	8.2%
Provision for Income Taxes	35,195,000	32,062,000	9.8%
Net Income	$60,407,000	$56,283,000	7.3%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$2.25	$2.09	$0.16